Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EVERQUOTE, INC.

and

MYPLANADVOCATE INSURANCE SOLUTIONS INC.

August 1, 2023

THIS DOCUMENT IS NOT INTENDED TO CREATE NOR WILL IT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER, ACCEPTANCE OF AN OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO AND EXECUTED BY ALL PARTIES

i

ARTICLE IV INDEMNIFICATION		27

4.1	Indemnification by Parent	27
4.2	Indemnification by Buyer	28
4.3	Claims for Indemnification	29
4.4	Survival	30
4.5	Limitations	31
4.6	Treatment of Indemnification Payments	33

ARTICLE V TAX MATTERS		33

5.1	Preparation and Filing of Tax Returns; Payment of Taxes	33
5.2	Allocation of Certain Taxes	34
5.3	Refunds and Carrybacks	34
5.4	Cooperation on Tax Matters; Tax Audits	34
5.5	Post Closing Actions	35
5.6	Purchase Price Allocation	35
5.7	Tax Treatment	35

ARTICLE VI FURTHER AGREEMENTS		36

6.1	Access to Information; Record Retention; Cooperation	36
6.2	Covenant Not to Compete; Covenant Not to Solicit	38
6.3	Disclosure Generally	39
6.4	Resignations	40
6.5	Employee Benefit Plan Matters	40
6.6	Transitional Period for Corporate Names and Related Matters	41
6.7	Transition Services	41
6.8	Release	43

ARTICLE VII MISCELLANEOUS		43

7.1	Press Releases and Announcements	43
7.2	No Third Party Beneficiaries	43
7.3	Action to be Taken by Affiliates	43
7.4	Entire Agreement	43
7.5	Succession and Assignment	44
7.6	Counterparts and Signature	44
7.7	Headings	44
7.8	Notices	44
7.9	Governing Law	45
7.10	Amendments and Waivers	45
7.11	Severability	46
7.12	Specific Performance	46
7.13	Submission to Jurisdiction	46
7.14	Bulk Transfer Laws	46
7.15	Construction; Certain Definitions	47
7.16	Waiver of Jury Trial	47
7.17	Incorporation of Exhibits and Schedules	48

Schedules:
Disclosure Schedule
Schedule I	–	Pre-Closing Transactions
Schedule 1.2(b)(viii)	–	Closing Indebtedness
Schedule 1.3(a)	–	Working Capital Methodology
Schedule 1.3(a)(v)	–	Specified Carriers
Schedule 1.4	–	P&C Carrier Contracts
Schedule 4.2	–	Assumed Contracts
Schedule 5.6	–	Proposed Allocation
Schedule 6.1(d)(i)	–	Record Production
Schedule 6.2(f)	–	Permitted Activities
Schedule 6.3(a)	–	Parent Knowledge Persons
Schedule 6.3(b)	–	Buyer Knowledge Persons
Schedule 6.7	–	Services

TABLE OF DEFINED TERMS

Defined Term	Section
Accounting Principles	1.3(b)
Acquired Company	Introduction
Acquired Company IP	2.11(a)
Acquired Company Released Persons	6.8
Adjusted Purchase Price	1.3(j)
Adjustment Threshold	1.3(i)
Affiliate	2.1(b)
Agreement	Preliminary Statement
Assumed Liabilities	4.2
Balance Sheet	2.6(a)
Bankruptcy and Equity Exception	2.3
Business Day	1.3(a)(ii)
Business Material Adverse Effect	2.1(b)
Business	Introduction
Buyer	Preliminary Statement
Buyer Material Adverse Effect	3.3(b)
Cap	4.5(a)(i)
Claim Notice	4.3(b)
Claimed Amount	4.3(b)
Closing	1.2(a)
Closing Cash	1.3(a)(iii)
Closing Date	1.2(a)
Closing Indebtedness	1.3(a)(iv)
Code	2.8(d)
Commissions Receivable Adjustment	1.3(a)(v)
Commissions Receivable Factor	1.3(a)(vi)
Competitive Business	6.2
Covered Individual	6.2
COVID-19	2.1(b)
COVID-19 Measures	2.1(b)
COVID-19 Responses	2.1(b)
Damages	4.1; 4.3(a)
Deductible	4.5(a)(ii)
Designated Contracts	2.12(b)
Designated Intellectual Property	2.11(a)
Disclosing Party	6.1(e)
Disclosure Schedule	Article II
Dispute Notice	1.3(d)
Employee Benefit Plan	2.15(a)
Environmental Laws	2.21(a)
Equity Interests	Introduction
ERISA	2.15(a)

Defined Term	Section
ERISA Affiliate	2.15(a)
Estimated Closing Statement	1.3(b)
Estimated Purchase Price	1.3(b)
Excluded Liabilities	4.1
Final Closing Statement	1.3(c)
Final Purchase Price	1.3(c)
Fraud	4.5(a)
Fundamental Representations	4.4(a)(i)
Governmental Entity	2.4(b)
Hazardous Materials	2.21(a)
Indemnified Party	4.3(a)
Indemnifying Party	4.3(a)
Information	6.1(a)
Insurance Policies	2.19
Intellectual Property Registrations	2.11(b)
Intellectual Property Rights	2.11(a)
IT Assets	2.17(b)
Leases	2.10(b)
Liabilities	4.1
Neutral Accountant	1.3(e)
Noncompetition Party	6.2
Noncompetition Period	6.2
Outstanding Transaction Expenses	1.3(a)(vii)
Parent	Preliminary Statement
Parent 401(k) Plan	6.5(a)
Parent Health and Welfare Plans	6.5(b)
Party, Parties	Preliminary Statement
Patents	2.11(a)
Permits	2.18
Personal Information	2.17(a)
Personal Information Obligations	2.17(a)
Pre-Closing Transactions	Introduction
Preliminary Closing Statement	1.3(c)
Preliminary Purchase Price	1.3(c)
Privacy Laws	2.17(a)
Proposed Allocation	5.6
Purchase Price	1.3(a)(i)
Receiving Party	6.1(e)
Retained Marks	6.6(a)
Retention Period	6.1(d)(i)
Securities Act	2.2(a)
Security Interest	2.2(c)

v

Defined Term	Section
Service	6.8(a)
Software	2.11(a)
Target Working Capital	1.3(a)(viii)
Tax Audit	5.4(b)
Tax Returns	2.8(a)
Taxes	2.8(a)
TCPA Laws	4.1(f)
Trademarks	2.11(a)
Transfer Taxes	5.1(d)
Transition Support Period	6.8(e)
Working Capital	1.3(a)(ix)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of August 1, 2023 by and between EverQuote, Inc., a Delaware corporation (“Parent”), and MyPlanAdvocate Insurance Solutions Inc., a Delaware corporation (“Buyer”). Parent and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1. Parent is engaged, among other things, in the business of operating a direct to consumer agency serving the Medicare and “Under 65” health insurance market by selling health insurance plans to consumers (the “Business”).

2. Parent owns all of the outstanding membership interests (the “Equity Interests”) in Eversurance, LLC, an Indiana limited liability company (the “Acquired Company”).

3. Parent shall, prior to Closing (as defined in Section 1.2(a)), effectuate the reorganization described on Schedule I (the “Pre-Closing Transactions”).

4. On the terms and subject to the conditions of this Agreement and after giving effect to the Pre-Closing Transactions, Parent desires to sell to Buyer, and Buyer desires to purchase from Parent, the Equity Interests.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

EQUITY INTEREST PURCHASE AND SALE

1.1 Sale and Transfer of Equity Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.2(a)), Parent shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, accept the transfer of and acquire from Parent, the Equity Interests, free and clear of any Security Interests other than applicable securities law restrictions.

1.2 The Closing.

(a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of documents and signatures, commencing at 10:00 a.m., Eastern time, on the date of this Agreement, or on such other date and/or time as Buyer and Parent may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(b) Actions at the Closing. At the Closing:

(i) Parent shall deliver to Buyer an instrument of assignment from Parent assigning all of the Equity Interests to Buyer;

(ii) Parent shall deliver to Buyer a certificate from the secretary (or other authorized officer) of each of Parent and the Acquired Company certifying as to (A) correct and complete copies of its organizational documents, (B) the incumbency and signatures of the officers executing this Agreement and the other documents to which such entity will be a party and (C) resolutions of the board of directors (or equivalent governing body) of such entity, authorizing (x) the execution and delivery of this Agreement and the other documents to which such entity will be a party and (y) the consummation of the transactions contemplated herein and therein;

(iii) Parent shall deliver to Buyer a good standing or similar certificate with respect to Parent issued by the Secretary of State of the State of Delaware, and a certificate of existence or similar certificate with respect to the Acquired Company issued by the Secretary of State of the State of Indiana;

(iv) Parent shall deliver to Buyer a resignation from such position from each director and officer of the Acquired Company that is required to resign pursuant to Section 6.4 (which, for the avoidance of doubt, shall not constitute a resignation of employment);

(v) Parent shall deliver to Buyer an IRS Form W-9 properly completed and executed by Parent;

(vi) Parent shall deliver, or cause to be delivered, such instruments of conveyance as necessary to effect the consummation of the Pre-Closing Transactions;

(vii) Buyer shall pay the Outstanding Transaction Expenses (as defined in Section 1.3(a)(vii));

(viii) Buyer shall pay, on behalf of the Acquired Company, the Closing Indebtedness set forth on Schedule 1.2(b)(viii) with such payment being made to the holders of such Closing Indebtedness pursuant to payoff letters in a customary form;

(ix) In consideration for the sale and transfer of the Equity Interests, Buyer shall pay (or cause to be paid) to Parent the Estimated Purchase Price (as defined in Section 1.3(b)) in cash by wire transfer of immediately available funds to an account designated by Parent; and

(x) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

1.3 Post-Closing Adjustment.

(a) In consideration for the sale, conveyance, assignment, transfer and delivery of the Equity Interests pursuant hereto, Buyer shall pay to Parent the Purchase Price in accordance with Sections 1.2(b)(vii) through 1.2(b)(ix) and this Section 1.3. For purposes of this Agreement:

(i) “Purchase Price” means an amount equal to (i) the product of $13,500,000 multiplied by the Commissions Receivable Factor (as defined in Section 1.3(a)(vi)), plus (ii) the amount by which Working Capital (as defined in Section 1.3(a)(ix)) exceeds Target Working Capital (as defined in Section 1.3(a)(viii)), if any, minus (iii) the amount by which Target Working Capital exceeds Working Capital, if any, plus (iv) Closing Cash (as defined in Section 1.3(a)(iii)), minus (v) Closing Indebtedness (as defined in Section 1.3(a)(iv)), minus (vi) Outstanding Transaction Expenses, in each case, as adjusted pursuant to this Section 1.3.

(ii) “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

(iii) “Closing Cash” means the amount of all cash and cash equivalents (including marketable securities, bank deposits and other short-term investments convertible to cash within 90 days) held by the Acquired Company as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date, determined in accordance with the Accounting Principles (as defined in Section 1.3(b)), which shall (A) be calculated net of issued but uncleared checks and drafts and (B) include checks and drafts deposited or available for deposit for the account of the Acquired Company.

(iv) “Closing Indebtedness” means any liability or obligation, including all obligations in respect of principal, accrued interest, penalties, fees and premiums, of the Acquired Company as of immediately prior to the Closing (before taking account of the consummation of the transactions contemplated at the Closing) (A) for borrowed money (including amounts outstanding under overdraft facilities), (B) evidenced by notes, bonds, debentures or other similar obligations, (C) constituting obligations under leases that are required to be capitalized in accordance with GAAP (but excluding the Commercial Lease, dated August 31, 2020, by and between Welborn Plaza LLC and Eversurance LLC (as successor to Crosspointe Insurance & Financial Services, LLC), as amended, relating to the Evansville, Indiana facility and any obligations thereunder), (D) constituting obligations for the deferred and unpaid purchase price of property or services (other than trade payables or accruals incurred in the Ordinary Course of Business (as defined in Section 2.2(c)), but including any deferred and unpaid purchase price Liabilities (as defined in Section 4.1), earnouts, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether due or to become due), (E) with respect to any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act (as defined in Section 2.2(a)), (F) with respect to amounts which are drawn on letters of credit as of such date, and (G) in the nature of guarantees of the obligations described in clauses (A) through (F) above of any other person or entity, in each case as determined in accordance with the Accounting Principles.

(v) “Commissions Receivable Adjustment” means the aggregate portion of the commissions receivable, calculated in accordance with Parent’s past practices, that the carriers set forth on Schedule 1.3(a)(v) refuse to pay during the 90 day period immediately following the Closing, with respect to the contracts and up to the maximum amounts set forth on Schedule 1.3(a)(v).

(vi) “Commissions Receivable Factor” means the quotient of (A) the difference of (1) the commissions receivable of the Business, calculated in accordance with Parent’s past practices, minus (2) the Commissions Receivable Adjustment, divided by (B) $31,497,685.67.

(vii) “Outstanding Transaction Expenses” means any unpaid out-of-pocket fees and expenses incurred at or prior to the Closing relating to the negotiation, execution, and delivery of any letter of intent or term sheet, this Agreement and the transactions contemplated hereby that are payable by or charged to the Acquired Company, including (A) all legal, tax advisor or accountant fees, any brokerage fees, commissions, finders’ fees, investment banking fees or financial advisory fees and other advisory and consulting fees, (B) the payment of any assignment or consent fees, and (C) any obligations or agreements of the Acquired Company for incentive bonuses relating to a change of control of the Acquired Company, “stay” bonuses, transaction retention, or similar obligations or payments that may be owed or are otherwise payable to any person (but excluding, for the avoidance of doubt, any Liabilities contained in the offer letters issued by Buyer or its Affiliates to any employees previously employed by or with respect to the Business).

(viii) “Target Working Capital” means $90,000.

(ix) “Working Capital” means the balance as of the Closing Date of the consolidated assets of the Acquired Company identified on Schedule 1.3(a), minus the consolidated liabilities of the Acquired Company identified on Schedule 1.3(a), calculated using only the line item categories identified on Schedule 1.3(a) and in each case measured as of 11:59 p.m., Eastern time, on the day immediately prior to the Closing Date (each as determined in accordance with the Accounting Principles).

(b) Prior to the Closing, Parent shall have delivered to Buyer a statement setting forth Parent’s good faith estimate of the Purchase Price, including each component thereof (such amount, the “Estimated Purchase Price” and such statement, the “Estimated Closing Statement”). The Estimated Closing Statement, Preliminary Closing Statement and Final Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement, Schedule 1.3(a) and, to the extent not inconsistent therewith United States generally accepted accounting principles in effect from time to time (the “Accounting Principles”). The Parties agree that the purpose of the Estimated Closing Statement, Preliminary Closing Statement and Final Closing Statement and the related Purchase Price adjustments contemplated by this Section 1.3 is to validate the estimates used in calculating the Estimated Purchase Price, and such processes are not intended to (i) permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Working Capital, Closing Cash, Closing

Indebtedness, Outstanding Transaction Expenses or the Commissions Receivable Factor, or (ii) except as expressly set forth herein, include any changes in Working Capital, Closing Cash, Closing Indebtedness, Outstanding Transaction Expenses, the Commissions Receivable Factor and the related Purchase Price adjustments contemplated by this Section 1.3 as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the Closing, including the payment of amounts due hereunder.

(c) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Preliminary Closing Statement”) setting forth Buyer’s calculation of the Purchase Price, including each component thereof (such amount, the “Preliminary Purchase Price”). After delivery of the Preliminary Closing Statement, Buyer shall give Parent and its representatives reasonable access to review Buyer’s and the Acquired Company’s non-privileged books and records and work papers related to the preparation of the Preliminary Closing Statement. Parent and its representatives may make reasonable inquires of Buyer and the Acquired Company and their respective accountants regarding questions concerning or disagreements with the Preliminary Closing Statement arising in the course of its review thereof, and Buyer shall, and shall cause the Acquired Company to, use their respective reasonable best efforts to cause any such accountants to cooperate with and respond to such inquiries.

(d) If Parent agrees in writing to Buyer’s Preliminary Purchase Price, as proposed in Buyer’s Preliminary Closing Statement, then such Preliminary Purchase Price shall be deemed for all purposes of this Agreement to be the “Final Purchase Price,” such Preliminary Closing Statement shall be deemed for all purposes of this Agreement to be the “Final Closing Statement” and each shall be final and binding on the Parties. If Parent in good faith disputes the Preliminary Purchase Price as shown on the Preliminary Closing Statement, Parent shall deliver to Buyer, within 30 days after receipt of the Preliminary Closing Statement, a statement (the “Dispute Notice”) setting forth Parent’s calculation of the correct Purchase Price and describing in reasonable detail the basis for the determination of such different Purchase Price (provided that such 30-day period shall be extended by one (1) day for each day that Buyer is in breach of its access obligations under Section 1.3(c)). The Parties shall use reasonable efforts to resolve such differences regarding the determination of the Purchase Price for a period of 30 days after Parent has delivered the Dispute Notice. If the Parties resolve such differences, the Purchase Price agreed to by the Parties shall be deemed for all purposes of this Agreement to be the “Final Purchase Price,” the corresponding statement calculating such Final Purchase Price shall be deemed for all purposes of this Agreement to be the “Final Closing Statement” and each shall be final and binding on the Parties.

(e) If the Parties do not reach a final resolution on the Purchase Price within 30 days after Parent has delivered the Dispute Notice, unless the Parties mutually agree in writing to continue their efforts to resolve such differences, KPMG LLP or, if KPMG LLP is unavailable, Grant Thornton LLP or another independent internationally recognized accounting firm selected in writing by Parent and Buyer (KPMG LLP, Grant Thornton LLP or such independent internationally recognized accounting firm, as applicable, the “Neutral Accountant”) shall resolve such differences, pursuant to the Neutral Accountant’s standard terms and conditions for similar engagements (unless otherwise agreed by the Parties) to be set forth in an engagement agreement executed by the Parties and the Neutral Accountant, in the manner provided below. The Parties shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Parent, Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s calculation of the Purchase Price; and the Neutral Accountant shall be required to resolve the differences between the Parties and determine the Purchase Price within 20 Business Days thereafter. The Purchase Price determined by the Neutral Accountant shall be deemed for all purposes of this Agreement to be the “Final Purchase Price,” and the corresponding statement calculating such Final Purchase Price shall be deemed for all purposes of this Agreement to be the “Final Closing Statement.” Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error.

(f) The Neutral Accountant shall act as an expert and not as an arbitrator and shall not be authorized or permitted to:

(i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Parties regarding the determination of the Purchase Price in accordance with this Section 1.3;

(ii) resolve any such differences by making an adjustment to any component of the calculation of the Purchase Price that is outside of the range defined by amounts as proposed by the Parties in the Preliminary Closing Statement or the Dispute Notice; or

(iii) apply any accounting methods, treatments, principles or procedures other than as described in the definitions set forth in this Agreement, Schedule 1.3(a) and, to the extent not inconsistent therewith, the Accounting Principles.

(g) The costs, fees and expenses related to final determination of the Purchase Price by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement, will be paid by Buyer, on the one hand, and Parent, on the other hand, on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of Buyer and Parent (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to Buyer and $25,000 to Parent, then Buyer will be responsible for 25%, and Parent will be responsible for 75%, of the costs, fees and expenses of the Neutral Accountant).

(h) The Parties agree that the procedure set forth in this Section 1.3 for resolving disputes with respect to the Purchase Price shall be the sole and exclusive method for resolving any such disputes, provided that this provision shall not prohibit either Party from instituting litigation to enforce the ruling of the Neutral Accountant.

(i) If the Final Purchase Price determined in accordance with this Section 1.3 is less than the Estimated Purchase Price by an amount in excess of $90,000 (the “Adjustment Threshold”), then Parent shall pay to Buyer an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price. If the Final Purchase Price determined in accordance with this Section 1.3 is more than the Estimated Purchase Price by an amount in excess of the Adjustment Threshold, then Buyer shall pay to Parent an amount equal to the difference between the Final Purchase Price and the Estimated Purchase Price. If the Final Purchase Price determined in accordance with this Section 1.3 is either (A) less than the Estimated Purchase Price by an amount equal to or less than the Adjustment Threshold, or (B) more than the Estimated Purchase Price by an amount equal to or less than the Adjustment Threshold, then the Estimated Purchase Price shall be deemed to be equal to the Final Purchase Price. Any payment pursuant to this Section 1.3(i) shall be made in cash by wire transfer of immediately available funds into an account designated by Buyer or Parent, as the case may be, within five Business Days after the date on which the Final Purchase Price is determined pursuant to this Section 1.3.

(j) For purposes of this Agreement, “Adjusted Purchase Price” means the Estimated Purchase Price plus, if applicable, the amount of the payment required to be made by Buyer to Parent pursuant to the second sentence of Section 1.3(i) or minus, if applicable, the amount of the payment required to be made by Parent to Buyer pursuant to the first sentence of Section 1.3(i).

1.4 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party and at the requesting Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement, provided that the foregoing shall not enlarge the Parties’ respective obligations under this Agreement. In addition, (a) the Parties shall perform their respective obligations set forth under the heading “Deferred Items” on Schedule I, to the extent applicable, (b) Buyer will reasonably cooperate with Parent, at Parent’s request and expense, to obtain consent to assign, and to complete the assignment from the Acquired Company to Parent (or a designated Affiliate) of, the agreements identified on Schedule 1.4 as promptly as practicable following the Closing and (c) as promptly as practicable, and in any event within 30 days following the Closing, Buyer will replace Joshua Mushlock (i) as Designated Responsible Licensed Producer for the Acquired Company in each applicable state and (ii) as carrier principal for the Acquired Company for each applicable carrier.

1.5 Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer and the Acquired Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable (directly or indirectly) pursuant to this Agreement such amounts as Buyer or the Acquired Company is required to deduct and withhold with respect to the making of such payment under applicable law; provided, however, if Buyer or the Acquired Company determines that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services), Buyer or the Acquired Company, as applicable, shall use commercially reasonable efforts to provide Parent with written notice of the intent to make such deduction or withholding prior to such deduction or withholding and to provide Parent with the opportunity to submit documentation that no withholding or deduction is required or that a reduced rate of withholding is permitted. To the extent that amounts are so deducted or withheld and such amounts are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Buyer that, after giving effect to the Pre-Closing Transactions and except as set forth in the disclosure schedule provided by Parent to Buyer (the “Disclosure Schedule”):

2.1 Organization, Qualification and Corporate Power.

(a) Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate exclusively to the Business, makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to materially impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

(b) Acquired Company. The Acquired Company is an entity duly organized, validly existing and, where applicable as a legal concept, in good standing (or equivalent) under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Such jurisdictions where the Acquired Company is qualified to conduct business as a foreign company are set forth on Section 2.1(b) of the Disclosure Schedule. The Acquired Company has all requisite corporate or comparable power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of (i) actions taken by the Parties as required or expressly contemplated by this Agreement (including the Pre-Closing Transactions) or at the request of or with the consent of Buyer, or the failure to take any action prohibited by this Agreement, (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any communications with a third party by either Party (whether or not intentional) regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of Buyer and its Affiliates, (iii) changes in the Business’ industry or in markets generally, (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in interest or exchange rates and changes in currency and credit markets, (v) changes in general legal, tax, regulatory, political or business conditions in any country or region, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) any failure by the Business to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including SARS-CoV-2 or the COVID-19 virus and any evolutions or mutations thereof (“COVID-19”), or any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, regulation, rule, order, directive, guideline or recommendation of any Governmental Entity (as defined in Section 2.4(b)) or industry group in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (“COVID-19 Measures”) or any action or inaction, including the establishment of any policy, procedure or protocol, by Parent or any of its subsidiaries that Parent or any of its subsidiaries determines in its sole discretion is necessary, advisable or prudent in connection with (x) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (y) ensuring compliance by Parent or any of its subsidiaries with COVID-19 Measures applicable to any of them and/or (z) in respect of COVID-19, protecting the health and safety of employees or other persons with whom Parent or any of its subsidiaries and their personnel come into contact with during the course of business operations (“COVID-19 Responses”), or (ix) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards (or the interpretation thereof), except to the extent any such change, effect or circumstance resulting from, arising out of or attributable to the matters described in clauses (iii), (iv), (v), (vi), (viii) and (ix) above has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Business is conducted by Parent and its subsidiaries (in which case, such change, effect or circumstance shall be taken into account only to the extent it is materially disproportionate when determining whether a Business Material Adverse Effect has occurred or may, would or could occur). For purposes of this Agreement, “Affiliate” shall have the meaning assigned to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(c) Organizational Documents. Parent has made available to Buyer correct and complete copies of the certificate of formation and limited liability company agreement or similar organizational documents (as amended to the date of this Agreement) of the Acquired Company. The Acquired Company is not in material violation of any provision of its certificate of formation or limited liability company agreement or similar organizational documents.

2.2 Capitalization.

(a) The capitalization of the Acquired Company is set forth on the Disclosure Schedule. All of the issued and outstanding Equity Interests are duly authorized, validly issued, fully paid and nonassessable, in each case where such concept is applicable as a legal concept. Except for the Equity Interests, there are no outstanding equity interests of the Acquired Company. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Parent or any of its subsidiaries is a party or which are binding upon Parent or any of its subsidiaries providing for the issuance, disposition or acquisition of any equity interests of the Acquired Company. There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any equity interests of the Acquired Company or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of equity interests of the Acquired Company. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Equity Interests.

(b) All of the issued and outstanding Equity Interests are owned of record and beneficially by Parent, and Parent has good title to the Equity Interests, free and clear of any Security Interest (as defined in Section 2.2(c)), contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions.

(c) For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (iv) liens for Taxes not yet due and payable, (v) liens for Taxes which are being contested in good faith and by appropriate proceedings, (vi) liens relating to capitalized lease financings that have been entered into in the Ordinary Course of Business (as defined below), (vii) non-exclusive licenses to intellectual property, (viii) liens arising under applicable securities laws, (ix) zoning, entitlement, building and other land use regulations imposed by Governmental Entities, which are not violated in any material respect, (x) liens arising solely by action of Buyer, and (xi) liens which do not materially and adversely impair the use of the assets of the Acquired Company or the Equity Interests. For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice, taking into account any acts or omissions that have been or may be taken to comply with COVID-19 Measures or any COVID-19 Response.

2.3 Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or comparable action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligations of Buyer, constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy and Equity Exception”).

2.4 Noncontravention. Except as set forth on Section 2.4 of the Disclosure Schedule, neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions, including the Pre-Closing Transactions, contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws or similar organizational documents of the Acquired Company or Parent;

(b) require on the part of the Acquired Company or Parent any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be material to the Business, taken as a whole;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which the Acquired Company or Parent is a party or by which the Acquired Company or Parent is bound or to which any of their respective assets is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to be material to the Business, taken as a whole; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Acquired Company or Parent or any of their respective properties or assets, except for any violation that would not reasonably be expected to be material to the Business, taken as a whole.

2.5 Subsidiaries. The Acquired Company does not control, directly or indirectly, or have any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment).

2.6 Financial Statements; No Undisclosed Liabilities; Accounts Receivable

(a) Attached as Section 2.6(a) of the Disclosure Schedule is an unaudited balance sheet as of June 30, 2023 of the Business (the “Balance Sheet”). The Balance Sheet (i) has been prepared in good faith and in accordance with Parent’s regular accounting policies, practices and methodologies applied on a consistent basis for the purposes of this Agreement based on the books and records of Parent and its Affiliates and (ii) does not materially misstate the financial position of the Business as of the date thereof. Notwithstanding the foregoing, the Balance Sheet and the representations and warranties in this Section 2.6(a) are qualified by the fact that (i) the Business has not operated on a separate standalone basis and historically has not been separately reported within Parent’s and its Affiliates’ consolidated financial statements, (ii) the Balance Sheet was prepared solely for purposes of this Agreement and does not include all of the assets necessary for the Business to operate as a separate standalone business or entity, (iii) the Balance Sheet is not necessarily indicative of what the financial position of the Business will be in the future and (iv) the Balance Sheet may be subject to the absence of any normal and recurring year-end adjustments.

(b) The Acquired Company does not have any Liabilities except Liabilities (i) reflected on the face of the Balance Sheet, (ii) incurred since the date of the Balance Sheet in the Ordinary Course of Business, (iii) constituting Outstanding Transaction Expenses and included in the calculation of the Purchase Price, (iv) for performance obligations under executory contracts or (v) that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(c) The commissions receivable reflected on the Balance Sheet and commissions receivable arising subsequent to the date of the Balance Sheet and prior to the Closing Date (excluding, however, any such receivables that have already been collected prior to the date hereof) represent arm’s length transactions carried out in accordance with applicable laws in the Ordinary Course of Business.

2.7 Absence of Changes. Since December 31, 2022, there has not been any Business Material Adverse Effect. Except as set forth on Section 2.7 of the Disclosure Schedule (other than actions and conduct related to the transactions contemplated by this Agreement), the Acquired Company has operated in the Ordinary Course of Business in all material respects, and the Acquired Company has not:

(a) incurred any indebtedness for borrowed money or mortgaged, pledged, or subjected any of its material tangible or intangible assets to any Security Interest;

(b) sold, assigned, transferred, leased, or licensed any of its assets in excess of $50,000, other than pursuant to the Pre-Closing Transactions or the sale of products and services in the Ordinary Course of Business;

(c) sold, assigned, or transferred any patents, registered trademarks, trade names, registered copyrights, trade secrets, or other Acquired Company IP (as defined in Section 2.11(a)) (excluding, for the avoidance of doubt, non-exclusive licenses granted in the Ordinary Course of Business);

(d) knowingly and expressly waived any rights of material value with respect to any period after the Closing under any Designated Contract (as defined in Section 2.12(b));

(e) issued any of its equity securities, securities convertible into its equity securities, or warrants, options, or other rights to acquire its equity securities;

(f) made any capital investment in, or any loan to, any other person or entity, other than the advancement of expenses in the Ordinary Course of Business;

(g) made any capital expenditures or commitments therefor in excess of $25,000 in the aggregate, except pursuant to an existing capital expenditure budget;

(h) paid, loaned, or advanced (other than the payment of compensation and benefits or the payment, advancement, or reimbursement of expenses in the Ordinary Course of Business) any amounts to, or sold, transferred, or leased any of its assets to, or entered into any other material transactions with, any of its Affiliates, or made any loan to, or entered into any other material transaction (other than the payment of compensation and benefits) with, any of its directors, managers, officers or employees, outside the Ordinary Course of Business;

(i) declared or made any payment or distribution of cash or other property to its equityholders with respect to its equity securities, or purchased or redeemed any of its equity securities;

(j) made any material change in its accounting or Tax reporting principles, methods, or policies, except in each case to conform to changes in United States generally accepted accounting principles or applicable law;

(k) (i) made, changed, or revoked any Tax election or settled or compromised any Tax claim or Liability or entered into a settlement or compromise, or (ii) prepared or filed any income or other Tax Return (or any amendment thereof) unless such Tax Return will have been prepared or filed in a manner consistent with past practice;

(l) amended its organizational documents; or

(m) agreed to do any of the foregoing.

2.8 Tax Matters.

(a) The Acquired Company has timely filed or had timely filed on its behalf all income Tax Returns and other material Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were correct and complete and prepared in compliance with all applicable laws, except for any error or omission that would not reasonably be expected to result in a Business Material Adverse Effect. The Acquired Company has paid (or had paid on its behalf) on a timely basis all Taxes (as defined below) due and payable, except for any such Taxes with respect to which the failure to pay would not reasonably be expected to result in a Business Material Adverse Effect. All Taxes that the Acquired Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not reasonably be expected to result in a Business Material Adverse Effect.

For purposes of this Agreement, “Taxes” means all taxes, charges, fees, duties, contributions, levies or other similar assessments, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, escheat, unclaimed property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, estimated, franchise and other taxes of any kind whatsoever imposed by the United States or any state, local or non-United States government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be filed with a taxing authority in connection with Taxes.

(b) No examination or audit of any Tax Return of the Acquired Company by any Governmental Entity is, on the date of this Agreement, in progress. As of the date of this Agreement, the Acquired Company has not been notified in writing by any jurisdiction that the jurisdiction believes that the Acquired Company was required to file any Tax Return that was not filed. The Acquired Company has not waived any statute of limitations for the period of assessment or collection of any Taxes or agreed to any extension of time for filing any Tax Return or with respect to any Tax assessment, prior Tax reporting period or deficiency that has not yet been either paid or resolved, which waiver or extension is currently in effect. There is no material Tax deficiency outstanding, assessed, or proposed in writing against the Acquired Company. No adjustment relating to any Tax Return filed by the Acquired Company has ever been proposed in writing by any Governmental Entity.

(c) The Acquired Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Parent or a subsidiary of Parent. With the exception of contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and Liabilities thereunder, the Acquired Company is not liable for the Taxes of any taxpayer other than Parent and its subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract for any taxable period (or portion thereof) ending on or before the Closing Date.

(d) The Acquired Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Parent is not a “foreign person” as that term is used in Treas. Reg. § 1.1445-2.

(e) There are no material liens with respect to Taxes upon any of the assets of the Acquired Company, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings.

(f) The Acquired Company has not engaged in a “reportable transaction” as set forth in Treas. Reg. § 1.6011-4(b).

(g) Since inception, the Acquired Company has been properly treated as an entity disregarded as separate from its owner under Treas. Reg. § 301.7701-3(b)(1)(ii) for United States federal income tax purposes.

(h) The Acquired Company has never (i) had a permanent establishment in any country other than the country in which it is organized and resident, or (ii) engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country.

(i) Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) no representation or warranty is made by Parent in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 2.8, (ii) the representations and warranties of Parent in this Section 2.8 refer only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of the Acquired Company for any taxable period (or portion thereof) beginning after the Closing Date.

2.9 Tangible Personal Property. The Acquired Company has good title to, a valid leasehold (or other equivalent) interest in or a valid license to use all the material tangible personal property purported to be owned, leased or licensed by it, free and clear of all Security Interests. Except for (i) rights granted to Buyer under this Agreement and the other agreements and instruments contemplated hereby, (ii) any technology required to operate the Business (without limiting Section 6.7), and (iii) any assets providing consumer traffic, and assuming Buyer (or one or more of its Affiliates) has the ability to provide to the Business all corporate-level services currently provided to the Business by Parent and its Affiliates (including general and administrative services, such as legal, accounting, back-office and compliance functions), the assets owned or leased by the Acquired Company, whether real or personal, tangible or intangible, when utilized by a labor force substantially similar to that employed by the Acquired Company and Parent and its Affiliates during the first six months of 2023 in connection with the Business, constitute assets sufficient to conduct the Business, in all material respects, as presently conducted.

2.10 Real Property.

(a) Owned Real Property. The Acquired Company does not own any real property.

(b) Leased Property. Section 2.10(b) of the Disclosure Schedule lists all real property leased or subleased to the Acquired Company. Parent has made available to Buyer correct and complete copies of the leases, subleases and other occupancy agreements (including all amendments, extensions and modifications thereto) listed therein (the “Leases”). With respect to each such Lease:

(i) the Lease is a valid, binding and enforceable obligation of the Acquired Company and, to Parent’s knowledge, each other party to such Lease, except as enforceability may be limited by the Bankruptcy and Equity Exception;

(ii) none of the Acquired Company or, to Parent’s knowledge, any other party to the Lease is in material breach or default and, to Parent’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, material modification or material acceleration thereunder;

(iii) the other party to each Lease is not an Affiliate of, and otherwise does not have any material economic interest not contemplated by the Lease in, the Acquired Company;

(iv) all buildings, structures, improvements and fixtures located on the leased real property are in good operating condition, subject to ordinary wear and tear, and are suitable for the operation of the Business as presently conducted thereon, except as would not reasonably be expected to be material to the Business, taken as a whole; and

(v) the Acquired Company has not assigned (including, without limitation, collaterally assigned), transferred, conveyed, mortgaged, deeded in trust or encumbered any interest (including by means of granting a Security Interest) in the leasehold or subleasehold to the Lease.

2.11 Intellectual Property.

(a) For the purposes of this Agreement: (i) “Intellectual Property Rights” means any and all intellectual, proprietary, and industrial property rights, recognizable in any jurisdiction, including all rights pertaining to or deriving from: (a) patents (including any and all provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues and the like) (collectively, “Patents”); (b) copyrights, mask works, and works of authorship; (c) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs (collectively, “Software”); (d) trademarks, trade names, service marks, trade dress, and the goodwill associated therewith (collectively, “Trademarks”); (e) trade secrets, confidential information, and know-how (including methods, specifications, processes); (f) domain names, phone numbers, and social media accounts and handles; (g) data (whether sourced, Acquired Company-generated or otherwise), databases, data compilations and all documentation relating to the foregoing; and (h) any applications for or registrations of any of the foregoing; and (ii) “Acquired Company IP” means all Intellectual Property Rights owned, in whole or part, by the Acquired Company (including all Intellectual Property Rights which an employee or other third party is obligated by contract, statute or otherwise to assign to Acquired Company).

(b) Section 2.11(b) of the Disclosure Schedule contains a complete and accurate list of: (i) all Acquired Company IP that is subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”) specifying as to each, as applicable: the title or mark; the owner of record; the jurisdiction; the issue, registration, or application number; the issue, registration, or filing date; and (ii) all material unregistered Trademarks included in the Acquired Company IP; and (iii) all Software included in the Acquired Company IP.

(c) The Acquired Company solely and exclusively owns all right, title, and interest in and to, and is the owner of record of, the Intellectual Property Registrations. The Acquired Company solely and exclusively owns all right, title, and interest in and to the Acquired Company IP, and has the valid and enforceable right to use and exploit all Intellectual Property Rights used or held for use in, or necessary for, the conduct of the Business, in each case free and clear of all Security Interests, except as would not reasonably be expected to be material to the Business, taken as a whole. The Acquired Company IP, together with the Intellectual Property Rights licensed under the Designated Contracts, includes all of the Intellectual Property Rights that are used in or necessary for the conduct of the Business as currently conducted, except as would not reasonably be expected to be material to the Business, taken as a whole.

(d) To Parent’s knowledge, (i) each item of Acquired Company IP, and the Acquired Company’s rights therein, is valid, subsisting and enforceable, and (ii) there are no facts that would render the Acquired Company IP, or the Acquired Company’s rights therein, invalid or unenforceable. No claim is pending or, to Parent’s knowledge, threatened, that challenges the Acquired Company’s ownership or use of any Acquired Company IP or to the effect that any Acquired Company IP is or will be invalid or unenforceable by the Acquired Company, and, to Parent’s knowledge, there is no basis for any such claim (whether or not pending or threatened).

(e) All Intellectual Property Registrations are maintained in good standing, and all applications within the Intellectual Property Registrations are being diligently prosecuted in the respective offices in accordance with applicable laws. To the extent “small entity” fees were paid for any Patent in the Intellectual Property Registrations, such reduced fees were then appropriate.

(f) The conduct of the Business and use of the Acquired Company IP as utilized in the Business prior to the Closing does not infringe upon, misappropriate, or otherwise violate, and has not infringed upon, misappropriated, or otherwise violated, the Intellectual Property Rights or proprietary rights of any other person. No person has made any offer for license to the Acquired Company, and no claim is pending or, to Parent’s knowledge, threatened to the effect that the conduct of the Business or any Acquired Company IP infringes upon, misappropriates, or otherwise violates the rights of any other person or entity.

(g) To Parent’s knowledge, no person is engaging or has engaged in any activity that infringes, misappropriates, or otherwise violates any Acquired Company IP; and the Acquired Company has not asserted any claims relating to, or made any offer for license related to, such activity against any person.

(h) The Acquired Company has taken reasonable measures to protect the confidentiality of all trade secrets and confidential information included in the Acquired Company IP. No such person is or is suspected to be in violation of any material term of such agreement. No confidential information that is material to the Business as currently conducted or any trade secret has been disclosed or authorized to be disclosed to any person, other than pursuant to a written non-disclosure agreement or similar instrument.

2.12 Contracts.

(a) As of the date hereof, except as set forth in Section 2.12 of the Disclosure Schedule, the Acquired Company is not (or had the Pre-Closing Transactions occurred prior to the date hereof, would not be) a party to any:

(i) agreement (or group of related written agreements with the same person or entity) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of $50,000, other than agreements that can be terminated by the Acquired Company on 90 or fewer days’ notice without payment by the Acquired Company of any material penalty;

(ii) agreement (or group of related written agreements with the same person or entity) for the purchase or sale of products or the furnishing or receipt of services under which the undelivered balance of such products and services is in excess of $50,000, other than any purchase orders relating to the supply of goods and services to the Business in the Ordinary Course of Business;

(iii) agreement for capital expenditures, which requires the Acquired Company to make aggregate future payments in excess of $50,000;

(iv) agreement establishing a partnership or joint venture;

(v) agreement (or group of related written agreements with the same person or entity) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (other than intercompany indebtedness that will be eliminated prior to the Closing) or under which it has imposed a Security Interest on any of its material assets, tangible or intangible;

(vi) agreement that contains exclusivity or non-competition restrictions with respect to the Acquired Company or otherwise prohibits the Business or the Acquired Company from competing in any line of business anywhere in the world or geographic area;

(vii) contract or agreement with any Affiliate of the Acquired Company;

(viii) agreement for the employment in the Business of any individual on a full-time or part-time basis involving annual compensation in excess of $100,000;

(ix) individual severance, retention, “stay-pay” or termination agreement with any employee of the Business;

(x) agreement for the sale of any assets or properties of the Acquired Company, other than agreements for the sale of goods and services in the Ordinary Course of Business and other than pursuant to the Pre-Closing Transactions; and

(xi) agreement for the acquisition by the Acquired Company of any operating business or equity interests of any other person (other than pursuant to the Pre-Closing Transactions);

provided, however, that Leases are not required to be disclosed in response to any provision of this Section 2.12 and shall not constitute Designated Contracts (as defined in Section 2.12(b)).

(b) Parent has made available to Buyer a correct and complete copy of each agreement (as amended to the date of this Agreement) listed in Section 2.12 of the Disclosure Schedule (the “Designated Contracts”). Each Designated Contract is a valid, binding and enforceable obligation of the Acquired Company and, to Parent’s knowledge, of each other party thereto (except as the foregoing may be limited by the Bankruptcy and Equity Exception), and there exists no defaults of the Acquired Company or, to Parent’s knowledge, any other party thereto, except for any such failures to be valid, binding and enforceable or defaults that would not reasonably be expected to result in a Business Material Adverse Effect.

2.13 Litigation. Section 2.13 of the Disclosure Schedule lists each (a) material judgment, order, decree, stipulation or injunction specifically naming the Acquired Company or any of its property or business and (b) material complaint, action, suit, proceeding, hearing or investigation before any Governmental Entity or arbitrator to which the Acquired Company is a party or, to Parent’s knowledge, which has been overtly threatened against the Acquired Company, in each case that has arisen or been threatened in writing since January 1, 2022.

2.14 Labor Matters. Section 2.14 of the Disclosure Schedule lists, as of the date of this Agreement, each collective bargaining agreement relating to the Business to which the Acquired Company is a party or is bound. The Acquired Company has not experienced since January 1, 2021, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes with respect to any persons employed with respect to the Business. The Acquired Company is in material compliance with all applicable laws regarding labor and employment, including terms and conditions of employment, health and safety, and wages and hours, child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and worker classification. No suits, charges, or administrative proceedings relating to any such laws or regulation are pending, and, to Parent’s knowledge, since January 1, 2021, no suit, charge, or administrative investigation alleging a violation of any such applicable law has been threatened. Since January 1, 2021, any individual performing services for the Acquired Company who has been classified as an independent contractor has been correctly so classified and is not a common law employee of the Acquired Company, except for any classification which if determined to be incorrect would not reasonably be expected to be material to the Business, taken as a whole.

2.15 Employee Benefits.

(a) Section 2.15(a) of the Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Acquired Company or any ERISA Affiliate (as defined below) for the benefit of employees of the Business (and their beneficiaries). For purposes of this Agreement, “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other material employee benefit plan, program or arrangement that the Acquired Company or any ERISA Affiliate maintains, sponsors, or contributes to or for the benefit of any employee or former employee (or their beneficiaries) of the Acquired Company, whether written or oral, and whether or not subject to ERISA, including, but not limited to, deferred compensation, medical, vision, prescription drug, dental or disability insurance plans, fringe benefits, leave policies, workers’ compensation, bonus, commission and incentive plans, severance or separation benefits, retirement plans, equity-based compensation plans, and change of control benefits. For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Acquired Company. Each Employee Benefit Plan has been administered in accordance with its terms and the Acquired Company has met its obligations with respect to such Employee Benefit Plan, except for any failure to so administer or so meet its obligations that would not reasonably be expected to result in any liability that would reasonably be expected to result in a Business Material Adverse Effect. The Acquired Company and each Employee Benefit Plan is in compliance with the currently applicable provisions of ERISA, the Code, and all other applicable laws, except for any failure to so comply that would not reasonably be expected to result in a Business Material Adverse Effect. Neither the Acquired Company nor Parent has any Liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

(b) With respect to the Employee Benefit Plans, all required contributions and premium payments of the Acquired Company due on or before the Closing have been made or properly accrued to the extent required by GAAP on or before the Closing.

(c) As of the date of this Agreement, there are no termination proceedings by Governmental Entities or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employe Benefit Plan, or, to Parent’s knowledge, investigations by any Governmental Entity involving any Employee Benefit Plan.

(d) The Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination, advisory or opinion letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(e) None of the Employee Benefit Plans is (i) an “employee pension plan” as defined in Section 3(2) of ERISA and subject to Title IV of ERISA or Section 302 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code), (v) a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code, or (vi) a plan that provides for medical or life insurance benefits to retired or former employees of the Company (other than as required under Section 4980B of the Code or similar state law). The Acquired Company is not a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to employees of the Acquired Company, nor has the Acquired Company incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

(f) There are no unfunded obligations under any Employee Benefit Plan providing welfare benefits after termination of employment to any employee of the Business (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable laws or severance, if applicable.

(g) Except as set forth in Section 2.15(g) of the Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event), directly or indirectly, will (i) result in or cause the accelerated timing of payment, vesting, funding or delivery of any compensation or equity-based awards or benefits to any current or former employee, officer, director or consultant of the Acquired Company, (ii) trigger any payment (whether in cash, property, or the vesting of property) or benefit, increase the amount of any payment or benefit or trigger any other obligation under any Employee Benefit Plan (other than, where applicable, severance or other termination payments), or (iii) entitle any current or former employee, officer, director, or consultant of the Acquired Company to any severance pay or other compensation or benefits under any Employee Benefit Plan or otherwise. The Acquired Company has no obligation to gross-up, reimburse or indemnify any individual with respect to any Taxes, including those imposed pursuant to Section 4999 of the Code.

(h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Acquired Company, any of its Affiliates or any ERISA Affiliate that would subject the Acquired Company or any ERISA Affiliate to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Employee Benefit Plans for employees of the Acquired Company, and each of their beneficiaries), except for any fine, penalty, Tax or liability that would not reasonably be expected to result in a Business Material Adverse Effect.

(i) Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code. The Acquired Company has no obligations to gross-up, reimburse or indemnify any individual with respect to any Taxes, including any excise Tax imposed under Section 409A of the Code.

2.16 Legal Compliance. The Acquired Company is, and has been since September 1, 2020, in material compliance with all applicable laws of any Governmental Entity currently in effect with respect to the Business. As of the date of this Agreement, the Acquired Company has not received written notice of, and, to Parent’s knowledge, there are not, any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any material failure to so comply.

2.17 Privacy. Except as set forth in Section 2.17 of the Disclosure Schedule:

(a) The Acquired Company currently is, and at all times since September 1, 2020 has been, in material compliance with all Privacy Laws and Personal Information Obligations (each as defined below). The Acquired Company has not received any written notice from any person or entity (including, without limitation, a Governmental Entity) alleging any material non-compliance with any Privacy Laws or Personal Information Obligations. For purposes of this Agreement, “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with or linked to, directly or indirectly, a particular individual. “Personal Information” includes, without limitation, information that is subject to restrictions under laws relating to data security, privacy, or the processing or use of personal information in any form. “Personal Information Obligations” means each of the Acquired Company’s privacy policies or notices, terms of use, terms and conditions, contracts, any binding guidance and the Payment Card Industry Data Security Standard, in each case, regarding processing of Personal Information, privacy, or data security. “Privacy Laws” means all applicable laws that relate to data privacy, data protection, data security, data transfer, confidentiality, breach notification, marketing, or the processing of Personal Information, in each case, as applicable from time to time, including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the EU’s General Data Protection Regulation, the Telephone Consumer Protection Act; the CAN-SPAM Act of 2003; Section 5 of the Federal Trade Commission Act of 1914; the California Consumer Privacy Act of 2018; and all equivalent or comparable privacy, security and data breach notification laws, and the requirements set forth in any applicable regulations thereunder or any binding consent orders.

(b) The Acquired Company has implemented and maintained commercially reasonable technical, organizational, administrative, and physical safeguards to protect the availability, confidentiality, integrity, and security of the IT Assets (as defined below) (and all data and other information and transactions stored or contained therein or processed or transmitted thereby), including against any unauthorized use, access, disclosure, interruption, modification, processing, and any loss, corruption, or interruption. The Acquired Company’s safeguards include, but are not limited to, (i) an information security program that includes documented policies and procedures, (ii) the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) procedures for identifying and responding to data security incidents (including the unauthorized use or access to Personal Information or the IT Assets). To Parent’s knowledge, there has been no material unauthorized use, access, or security breaches of, or disruptions or outages to, any IT Assets (or any loss, modification, or corruption of, or unauthorized access to or processing of, any data stored, processed or transmitted thereby), in each case, that would have given rise to an obligation under applicable law to notify consumers or customers of any such incident. “IT Assets” means servers, software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems, and other computer, communications, and telecommunications devices and equipment, and data or information contained therein or transmitted thereby.

(c) Neither the execution nor delivery of this Agreement, the contemplated transactions, nor the performance of the Acquired Company’s obligations hereunder will violate in any material respect any applicable Privacy Laws or any of the Personal Information Obligations, or require any material notice to or consent of any person or entity for the continued processing of Personal Information. The Acquired Company has all material authorizations, consents, and rights required to (i) process any Personal Information in the manner in which the Acquired Company has previously processed such information and (ii) permit access to, deliver, or transfer Personal Information to Buyer as may be contemplated in or necessary for this Agreement.

(d) Neither the Acquired Company nor, to Parent’s knowledge, any person who processes Personal Information on behalf of the Acquired Company, has experienced any material loss, damage, unauthorized access, unauthorized disclosure, improper alteration, misuse, unauthorized processing, or breach of the privacy or security of any IT Assets or any Personal Information in the Acquired Company’s possession, custody, or control, or that is processed on behalf of the Acquired Company that would have given rise to an obligation under applicable law to notify consumers or customers of any such incident.

2.18 Permits. Section 2.18 of the Disclosure Schedule lists all material permits, licenses, franchises or authorizations from any Governmental Entity required for the operation of the Business as presently conducted (collectively, the “Permits”), and such Permits are sufficient to conduct the Business as presently conducted in all material respects. All such Permits are in good standing, and the Acquired Company is not, and has not since September 1, 2020 been, in material violation of or material default under any such Permits, and no such Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

2.19 Insurance. Section 2.19 of the Disclosure Schedule contains a list of all material current (i.e., policies whose policy period includes the date hereof) insurance policies maintained by the Acquired Company (the “Insurance Policies,” which exclude, for the avoidance of doubt, policies maintained by Parent, regardless of whether the Acquired Company is a named insured), and a list and description of all material claims made by the Acquired Company against the Insurance Policies since September 1, 2020. All Insurance Policies are in full force and effect, and the Acquired Company is not in material default with respect to its obligations under any of the Insurance Policies. No written notice of cancellation or termination has been received by the Acquired Company with respect to any of the Insurance Policies.

2.20 Business Relationships with Affiliates. Section 2.20 of the Disclosure Schedule lists any written intercompany agreements with respect to the Business whereby Parent or any of its subsidiaries (other than the Acquired Company) directly or indirectly (a) owns any property or right, tangible or intangible, which is used in and material to the Business, taken as a whole, (b) has any material claim or cause of action against the Acquired Company, or (c) owes any money to, or is owed any money by, the Acquired Company, in each case other than the agreements and instruments contemplated by the Pre-Closing Transactions.

2.21 Environmental Matters.

(a) For purposes of this Agreement, “Environmental Laws” means all United States federal, state or local law, statute, rule or regulation as in effect on the Closing Date concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials. “Hazardous Material” means any material substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is listed or defined as a “hazardous substance,” “hazardous waste,” or “toxic substance” or is otherwise hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under any Environmental Law, and includes all pollutants, pesticides, contaminants or industrial, toxic, hazardous or petroleum-based substances or wastes, waste waters or byproducts, including asbestos in any form, polychlorinated biphenyls, urea formaldehyde and per- and poly-fluoroalkyl substances.

(b) The Acquired Company complies and since September 1, 2020 has complied with all applicable Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced (with notice to Parent) or, to Parent’s knowledge, threatened against the Acquired Company alleging any material failure to so comply. The Acquired Company has obtained and is and has since September 1, 2020 been in compliance with all material permits required pursuant to Environmental Laws for the occupation of the leased real property and the operation of its business.

(c) Since September 1, 2020, the Acquired Company has not received any written notice of any actual, alleged or potential violation or failure of the Acquired Company to comply with any Environmental Laws with respect to any real property subject to the Leases, including any investigatory, remedial or corrective obligations.

(d) There has been no release of Hazardous Materials with respect to the Business or assets of the Acquired Company or any real property subject to the Leases which has resulted in a material violation of any Environmental Laws by the Acquired Company.

2.22 Brokers’ Fees. The Acquired Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent that:

3.1 Organization. Buyer is a corporation duly organized, validly existing and, where applicable as a legal concept, in good standing (or equivalent) under the laws of the state of its incorporation.

3.2 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or comparable action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligations of Parent, constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

3.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, will:

(a) conflict with or violate any provision of the charter or bylaws of Buyer;

(b) require on the part of Buyer any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyer to consummate the transactions contemplated by this Agreement (a “Buyer Material Adverse Effect”);

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer Material Adverse Effect; or

(d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyer or any of its properties or assets, except for any violation which would not reasonably be expected to result in a Buyer Material Adverse Effect.

3.4 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.5 Litigation. There are no material actions, suits, claims or legal, administrative or arbitrational proceedings pending against, or, to Buyer’s knowledge, threatened against, Buyer.

3.6 Investment Intent. Buyer is acquiring the Equity Interests for investment for its own account and not with a view to the distribution of any part thereof. Buyer acknowledges that the Equity Interests have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyer further acknowledges that (a) it has knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Equity Interests, and that it can bear the economic risk of an investment in the Equity Interests and (b) it has had the opportunity to conduct an independent due diligence review of the Business.

3.7 Solvency. Buyer is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of their respective Affiliates or the Acquired Company. Immediately after giving effect to the transactions contemplated by this Agreement and the payment to Parent of the Estimated Purchase Price at the Closing, Buyer and the Acquired Company will be solvent.

3.8 No Other Representations or Warranties. Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II (each as qualified by the Disclosure Schedule), (a) neither Parent nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to the Business, the Acquired Company or the Equity Interests, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, and (b) except as otherwise expressly set forth herein, neither Parent nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, or the use by Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by Parent or any of its subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, in “data rooms”, confidential information memoranda or management presentations, whether in anticipation or contemplation of the transactions contemplated by this Agreement or otherwise, and (subject to the express representations and warranties of Parent set forth in Article II or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Disclosure Schedule)) neither Buyer nor any of its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors, or any other person or entity, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV

INDEMNIFICATION

4.1 Indemnification by Parent. Subject to the terms and conditions of this Article IV, from and after the Closing, Parent shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all Liabilities, losses, damages, fines, fees, penalties, judgments, costs and expenses (including reasonable attorneys’ fees and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding, or demand) (collectively, “Damages”) incurred or suffered by Buyer or any Affiliate to the extent resulting from or constituting:

(a) any breach of a representation or warranty of Parent contained in this Agreement;

(b) any failure by Parent to perform any covenant contained in this Agreement;

(c) any unpaid Closing Indebtedness or Outstanding Transaction Expenses of the Acquired Company or Parent solely to the extent not accounted for in the Estimated Closing Statement, Preliminary Closing Statement or Final Closing Statement;

(d) any Excluded Liability (as defined below)

(e) any (i) Taxes for any taxable period (or portion thereof) ending on or prior to the Closing Date due and payable by the Acquired Company, (ii) Taxes for which the Acquired Company has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is related to the operations of the Acquired Company on or prior to the Closing Date or an event or transaction occurring prior to the Closing Date, and (iii) any Transfer Taxes (as defined in Section 5.1(d)) for which Parent is liable pursuant to Section 5.1(d), other than, in each case, Taxes that are included in Working Capital; or

(f) any third-party claim against Buyer or its Affiliates resulting from a breach committed by Parent or its subsidiaries (including the Acquired Company but solely to the extent such breach was committed (or was alleged to have been committed) on or prior to the Closing) of the Telephone Consumer Protection Act, 42 U.S.C. §§ 227 et seq., as amended, the CAN-SPAM Act of 2003, 15 U.S.C. 7701, et seq., as amended, and Do Not Call List requirements (collectively, the “TCPA Laws”).

For purposes of this Agreement, “Excluded Liability” means any of the following: (i) all liabilities and obligations of the Acquired Company for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement; (ii) all obligations and liabilities assumed by, or which are otherwise expressly the responsibility of, Parent pursuant to this Agreement and (iii) all other liabilities and obligations of the Acquired Company or arising out of or related to the conduct of the Business prior to Closing, to the extent not (i) an Assumed Liability (as defined in Section 4.2), or (ii) related to Taxes indemnified under Section 4.1(e). For purposes of this Agreement, “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

4.2 Indemnification by Buyer. Subject to the terms and conditions of this Article IV, from and after the Closing, Buyer shall indemnify Parent in respect of, and hold Parent harmless against, any and all Damages incurred or suffered by Parent, any Affiliate or Joshua Mushlock to the extent resulting from or constituting:

(a) any breach of a representation or warranty of Buyer contained in this Agreement;

(b) any failure by Buyer to perform any covenant contained in this Agreement;

(c) any Assumed Liability (as defined below); or

(d) any third-party claim against Parent or its Affiliates resulting from a breach committed by Buyer or any of its subsidiaries (including the Acquired Company solely to the extent such breach was committed (or was alleged to have been committed) after the Closing) of the TCPA Laws.

For purposes of this Agreement, “Assumed Liability” means and is limited to the following: (i) all Liabilities to the extent arising out of or relating to the conduct of the Business by Buyer following the Closing; (ii) all Liabilities set forth on the Balance Sheet, to the extent they have not been paid or discharged prior to the Closing, (iii) all Liabilities that have arisen after the date of the Balance Sheet from the operation of the Business in the Ordinary Course of Business, (iv) all Liabilities under contracts of the Acquired Company set forth on Schedule 4.2 and (v) Liabilities designated as Assumed Liabilities under Section 6.1(d)(iii).

4.3 Claims for Indemnification.

(a) Third-Party Claims. Subject to the provisions of Article V, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (as defined in this Section 4.3(a)) shall be made in accordance with the following procedures. A person or entity entitled to indemnification under this Article IV (an “Indemnified Party”) shall give written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) as promptly as practicable, and in any event within 30 days, after receipt by the Indemnified Party of notice of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such claim, the amount of the claimed Damages and any other material details pertaining thereto; provided, however, that the failure to timely give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Within 60 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnifying Party and the Indemnified Party have conflicting interests that cannot be waived with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, if the Indemnifying Party assumes the defense of a third-party claim and is in good faith contesting such third-party claim, the Indemnifying Party may agree to any settlement, compromise or discharge of a third-party claim that by its terms (a) is limited to one or more monetary payments (and does not include any injunctive or similar equitable relief or other restrictions or constraints for the Indemnified Party or any of its Affiliates), (b) obligates the Indemnifying Party to pay the full amount of Damages in connection with such third-party claim, (c) irrevocably and unconditionally releases the Indemnified Party and its Affiliates in connection with such third-party claim, and (d) does not contain any admission of fault, guilt or wrongdoing by the Indemnified Party or any of its Affiliates. Upon making any indemnification payment, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Damages to which the payment relates. The Indemnified Party shall, upon request, (x) execute all agreements, instruments and documents and take all other actions as may be reasonably necessary to evidence, perfect and enforce such subrogation rights and (y) provide reasonable assistance to the Indemnifying Party in connection with the Indemnifying Party’s pursuit of any claims against such third party.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article IV which is not subject to Section 4.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IV and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. The Indemnified Party shall allow the Indemnifying Party and its representatives to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim. If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 60 days following the delivery by the Indemnified Party of the applicable Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 7.13.

(c) Procedures for Tax Audits. Notwithstanding anything to the contrary in this Agreement, to the extent there is a conflict between the provisions of this Section 4.3 and Section 5.4 with regard to any Tax Audit (as defined in Section 5.4), Section 5.4 shall govern.

4.4 Survival.

(a) The Parties agree that:

(i) the representations and warranties of Parent and Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the date that is fifteen (15) months following the Closing Date, at which time they shall expire; provided that the representations and warranties set forth in Section 2.1 (Organization, Qualification and Corporate Power), Section 2.2 (Capitalization), Section 2.3 (Authority), Section 2.4(a) (Noncontravention of Organizational Documents), Section 2.5 (Subsidiaries), Section 2.8 (Tax Matters), Section 2.22 (Brokers’ Fees), Section 3.1 (Organization), Section 3.2 (Authorization of Transaction), Section 3.3(a) (Noncontravention of Organizational Documents), Section 3.4 (Broker’s Fees) and Section 3.7 (Solvency) (the “Fundamental Representations”) shall survive until thirty (30) days following the expiration of the applicable statute of limitations period;

(ii) none of the covenants or other agreements contained in this Agreement shall survive the Closing (and each such covenant or other agreement shall expire at the Closing) other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such covenant or agreement, at which time it will expire;

(iii) subject to Section 4.4(b), no Party shall have any obligation or liability of any nature with respect to any representation, warranty, agreement or covenant after the expiration or termination thereof; and

(iv) it is the express intent of the Parties that (A) if the applicable survival period as contemplated by this Agreement for an item is shorter than the statute of limitations that would otherwise have been applicable to such item then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated herein, and (B) the 20-year statute of limitations contemplated by 10 Del. C. §8106(c) shall not apply to this Agreement.

(b) If an indemnification claim is properly asserted in writing pursuant to Section 4.3 prior to the expiration as provided in Section 4.4(a) of the representation, warranty, covenant or agreement that is the basis for such claim, then such claim shall survive such expiration until, but only for the purpose of, the resolution of such claim.

4.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:

(i) The amount of Damages that may be recovered from Parent under each of Section 4.1(a) (other than with respect to Damages resulting from any breach of the Fundamental Representations made by Parent) and Section 4.1(f) shall not exceed $2,025,000 (the “Cap)”; and

(ii) Buyer shall not be permitted to recover any Damages under Section 4.1(a) (other than with respect to Damages resulting from any breach of the Fundamental Representations) until such Damages exceed $135,000 (the “Deductible”), at which point Buyer shall be permitted to recover only such Damages in excess of the Deductible.

The limitations of this Section 4.5(a) (including the Deductible and the Cap) shall not apply (i) to any claim described in Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e) or (ii) in the case of Fraud (as defined below); provided, however, that, except in the case of Fraud or any claim described in Section 4.1(d), the aggregate liability of Parent for all Damages under this Article IV shall not exceed the Adjusted Purchase Price; provided, further, that in the event Damages related to the Business result from matters that are expressly the subject of any representation or warranty of Parent contained in this Agreement, such Damages shall be subject to the limitations of this Section 4.5(a) with respect to such representation and warranty, as applicable, notwithstanding the fact that such Damages may also relate to a claim described in Section 4.1(d). For purposes of this Agreement, “Fraud” means knowing and intentional common law fraud under the laws of the State of Delaware with respect to the giving of any representation or warranty in Article II or Article III hereof, as applicable.

(b) Subject to Section 7.12 and except in the case of Fraud and claims made pursuant to Article V, from and after the Closing, the rights of the Indemnified Parties under this Article IV, shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of representation or warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Other than the rights of the Indemnified Parties under this Article IV (which shall not be deemed limited by this sentence), Buyer hereby waives and releases (on behalf of the Acquired Company) any claim that the Acquired Company may have against Parent or any of its Affiliates arising at any time at or prior to the Closing. Subject to Section 7.12, from and after the Closing, the rights of the Parties under Article V shall be the sole and exclusive remedy of the Parties with respect to the subject matter of Article V. Without limiting the generality of the foregoing, in no event shall Buyer, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(c) In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article IV that (i) reflect multiples of lost earnings, revenue, cash flows, or other similar financial measures or (ii) are special or punitive, except to the extent such Damages are actually awarded to a third party in connection with an indemnification claim under this Article IV. Buyer shall (and shall cause the Acquired Company to) use commercially reasonable efforts to take actions to mitigate Damages for which indemnification is provided to Buyer by Parent under Article IV, to the extent required by applicable law.

(d) The amount of any Damages for which indemnification is provided under this Article IV shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies actually received by the Indemnified Party or any of its Affiliates or other related recoveries from third parties or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages (net of any deductible, co-pay, or actual out-of-pocket expenses incurred in collecting such amounts, retroactive premiums and/or any increase in premium resulting from such recoveries). An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance or other third-party claims to which it may be entitled in connection with any Damages indemnifiable pursuant to this Article IV it incurs, and the Parties shall cooperate with each other in pursuing insurance or other third-party claims with respect to any Damages or any indemnification obligations with respect to Damages; provided, that Buyer shall have no obligation to seek recovery under any such insurance or other third-party claims prior to seeking indemnification under this Agreement. If an Indemnified Party (or an Affiliate) receives any insurance or other third-party payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 10 Business Days of receiving such insurance or other third-party payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article IV with respect to such claim plus the amount of the insurance or other third-party payments received (net of any deductible, co-pay, or actual out-of-pocket expenses incurred in collecting such amounts, retroactive premiums and/or any increase in premium resulting from such recoveries), over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article IV.

(e) Notwithstanding anything to the contrary herein, for the purposes of determining whether a representation or warranty was breached for purposes of this Article IV and for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification under this Article IV, each representation and warranty in Article II and Article III will be deemed made without regard to, and will be read without giving effect to, any “materiality” (including the word “material”), “Business Material Adverse Effect” or similar qualifiers contained in or otherwise applicable to any such representation or warranty.

4.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Adjusted Purchase Price for Tax purposes to the extent permitted by law.

ARTICLE V

TAX MATTERS

5.1 Preparation and Filing of Tax Returns; Payment of Taxes.

(a) Parent shall be responsible for the preparation of all Tax Returns for Parent for all periods (including any consolidated, unitary, and combined Tax Returns for Parent which include the operations of the Acquired Company for any period ending on or before the Closing Date) and for all Tax Returns of the Acquired Company for all taxable periods that end on or before the Closing Date. Parent shall file or cause to be filed all such Tax Returns for Parent, shall file or cause to be filed all such Tax Returns of the Acquired Company that are required to be filed on or before the Closing Date, and shall make all payments required with respect to any such Tax Returns. Buyer shall file or cause to be filed all such Tax Returns of the Acquired Company that are required to be filed after the Closing Date. Buyer shall promptly reimburse Parent for the amount of any Taxes paid by Parent with respect to any such Tax Returns to the extent such Taxes are attributable (as determined under Section 5.2 hereof) to periods following the Closing Date.

(b) Buyer shall be responsible for the preparation and filing of all other Tax Returns for the Acquired Company. Buyer shall make all payments required with respect to any such Tax Returns. Parent shall promptly reimburse Buyer for the amount of any such Taxes paid by Buyer to the extent such Taxes are attributable (as determined under Section 5.2 hereof) to periods ending on the Closing Date.

(c) Any Tax Return of the Acquired Company to be prepared and filed for taxable periods beginning on or before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return, and Buyer shall consult with Parent concerning each such Tax Return. Buyer shall provide Parent with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Parent) for Parent’s review and approval at least 20 Business Days prior to the filing of such Tax Return.

(d) Parent and Buyer shall each be responsible for the payment of 50% of any transfer, sales, use, stamp, conveyance, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) (“Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement. The Party required by law to file all necessary Tax Returns with respect to any Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Returns. Parent and Buyer agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

5.2 Allocation of Certain Taxes.

(a) Buyer and Parent agree that if the Acquired Company is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, Buyer and Parent shall treat such day as the last day of a taxable period.

(b) Any Taxes for a taxable period of the Acquired Company beginning on or before the Closing Date and ending after the Closing Date shall be apportioned for purposes of Section 5.1 between Parent and Buyer (i) in the case of Taxes that are based upon or related to income or receipts or that are imposed in connection with any sale or other transfer or assignment of property (other than Transfer Taxes described in Section 5.1(d)), as if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), based on the number of calendar days during the portion of such period ending on the Closing Date and the number of calendar days in the portion of such period beginning on the day following the Closing Date.

5.3 Refunds and Carrybacks.

(a) Parent shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Acquired Company attributable to taxable periods ending (or portions thereof) on or before the Closing Date (whether received in cash or credited against other Taxes).

(b) Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Acquired Company attributable to taxable periods (or portions thereof) beginning after the Closing Date (whether received in cash or credited against other Taxes).

(c) Buyer shall promptly forward to or reimburse Parent for any refunds (including any interest paid thereon) due to Parent after receipt or credit thereof, and Parent shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) due to Buyer after receipt or credit thereof.

5.4 Cooperation on Tax Matters; Tax Audits.

(a) Buyer and Parent and their respective Affiliates shall cooperate as reasonably requested in the preparation of all Tax Returns and the conduct of all Tax Audits or other administrative or judicial proceedings for any Tax periods for which any such Party could reasonably require the assistance of another such Party in obtaining any necessary information. Buyer and Parent and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any information provided hereunder.

(b) Parent shall have the right, at its own expense, to control any audit or examination by any Governmental Entity with respect to Taxes (“Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Acquired Company. Buyer shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Acquired Company; provided that, with respect to (i) any Taxes for any taxable period beginning on or before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause Parent to become obligated to make any payment pursuant to Section 5.1 or Article V hereof, Buyer shall consult with Parent with respect to the resolution of any issue that would affect Parent, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of Parent.

5.5 Post Closing Actions. Buyer shall not, and shall not cause or permit any of its Affiliates (including the Acquired Company after the Closing) to, file, amend, re-file or otherwise modify any Tax Return or Tax election, initiate any voluntary disclosure, or agree to the waiver or any extension of the statute of limitations, in each case, with respect to the Acquired Company for any taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of Parent.

5.6 Purchase Price Allocation. Within 90 days following the determination of the Adjusted Purchase Price, Buyer shall prepare and deliver to Parent an allocation of the consideration payable under this Agreement to Parent (including any Assumed Liabilities to the extent properly taken into account under the Code) among the assets of the Acquired Company in accordance with Section 1060 of the Code and the methodology set forth on Schedule 5.6 (the “Proposed Allocation”). Within 30 days of delivery of the Proposed Allocation, Parent shall notify Buyer in writing of any proposed changes or the Proposed Allocation shall be final. If Parent notifies Buyer in writing of a proposed change within 30 days, Buyer and Parent agree to discuss such proposed changes to the Proposed Allocation and shall endeavor to agree on an allocation mutually acceptable to the Parties in accordance with this Agreement. If no such agreement can be reached within 30 days following Parent’s written notification to Buyer of the proposed changes to the Proposed Allocation, such dispute shall be submitted to and resolved by the Neutral Accountant pursuant to the dispute resolution mechanism set forth in Section 1.3 whereby the Neutral Accountant’s decision shall be final, binding, conclusive and non-appealable by the Parties absent fraud or manifest error.

5.7 Tax Treatment. The Parties agree to treat the transactions contemplated in this Agreement as a taxable acquisition of the assets of the Acquired Company and shall not take any position inconsistent therewith unless required by applicable law.

ARTICLE VI

FURTHER AGREEMENTS

6.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to the other Party and to the other Party’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or its Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by the other Party. Information may be requested under this Section 6.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes, but “Information” shall exclude personnel files and competitively sensitive information.

(b) Access to Personnel. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall use commercially reasonable efforts to make available (during normal business hours and in a manner so as not to unreasonably interfere with the conduct of business) to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 6.1(a).

(c) Reimbursement. A Party providing Information or personnel to another Party under Sections 6.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable out-of-pocket expenses, as may reasonably be incurred in providing access to such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or employee benefits pertaining to employees or directors of the providing Party or its Affiliates.

(d) Production and Retention of Records.

(i) To assist with the operation of the Acquired Company following Closing, Parent shall produce to Buyer the systems and records listed on Schedule 6.1(d)(i) in accordance with the process set forth on Schedule 6.1(d)(i). Except as otherwise specifically noted on Schedule 6.1(d)(i), Parent shall preserve all Information, other than the Information contained in the systems and records listed on Schedule 6.1(d)(i), in its possession prior to Closing pertaining to the Business for a period of 90 days after the Closing Date (the “Retention Period”). During the Retention Period, Buyer may specifically request such other discrete Information as may be reasonably necessary for the future operation of the Acquired Company, and Parent shall produce such reasonably requested Information in its possession or control at Buyer’s sole cost and expense. Except as otherwise expressly provided in this Section 6.1(d)(i) and Schedule 6.1(d)(i), Parent shall have no obligation to transfer, preserve, keep, maintain, delete, or take any other action with respect to any Information (including without limitation Healthcare Information (as defined in Section 6.1(d)(ii)) pertaining to the Business.

(ii) Buyer shall (and shall cause its Affiliates to) preserve all Healthcare Information pertaining to the Business that is transferred by Parent to Buyer for the period required by applicable law. For purposes of this Agreement, “Healthcare Information” means all individually identifiable health information (as defined at 45 CFR 160.103) and the Information maintained by Parent and its Affiliates pursuant to 42 CFR 422.504(d), including without the limitation the categories of records described in 42 CFR 422.504(d)(2).

(iii) Without limiting Parent’s obligations under Section 6.1(d)(i), any and all Damages (including Damages resulting from the inability to defend a claim) arising out of, or relating to, Buyer’s failure to preserve the Information pertaining to the Business transferred to it in accordance with Schedule 6.1(d)(i) shall constitute Assumed Liabilities for all purposes under this Agreement.

(e) Confidentiality. Each of Buyer and Parent (each, as the case may be, a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the Disclosing Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 6.1 (in each case, except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 6.1(e), (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, or (iv) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek, at its own expense, an appropriate protective order or waive compliance with the provisions of this Section 6.1(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

6.2 Covenant Not to Compete; Covenant Not to Solicit. During the period commencing on the Closing Date and continuing until the third anniversary of the Closing Date (the “Noncompetition Period”), Parent shall not (and shall cause each other Noncompetition Party (as defined in this Section 6.2) not to) engage in the operation of a direct to consumer agency for the sale of health insurance and Medicare plans to consumers (a “Competitive Business”); provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, any Noncompetition Party from:

(a) continuing anywhere in the world in any type of business conducted by any Noncompetition Party on the date hereof (including any extensions or additions to such business), which is not part of the Business;

(b) entering into any relationship with a person or entity not owned, managed, operated or controlled by any Noncompetition Party if the primary purpose of such relationship is unrelated to a Competitive Business;

(c) making equity investments in publicly owned companies which conduct a Competitive Business, provided such investments do not confer control of any such Competitive Business upon any Noncompetition Party;

(d) acquiring any person or entity which conducts a Competitive Business if either:

(i) in the calendar year prior to such acquisition, the consolidated revenues of such person or entity from its Competitive Business do not constitute more than 50% of the total consolidated revenues of such person or entity; or

(ii) the applicable Noncompetition Party promptly commences and thereafter pursues until the earlier to occur of the expiration of the Noncompetition Period and 12 months after such acquisition, the transfer of that portion of the business of such person or entity as constitutes a Competitive Business upon terms and conditions and at a price determined by the applicable Noncompetition Party in its sole discretion;

(e) being acquired by any person or entity which conducts a Competitive Business;

(f) engaging in the activities, services or businesses set forth on Schedule 6.2(f); or

(g) performing its obligations under this Agreement or otherwise taking actions in connection with the transactions contemplated hereby.

Without limiting the applicability of the foregoing, Parent agrees that for one (1) year after the Closing Date, neither Parent nor any other Noncompetition Party will solicit or induce any person employed with respect to the Business during the 120-day period prior to the Closing Date (each a “Covered Individual”) to terminate his or her relationship with Buyer or the Acquired Company, as applicable; provided, however, that the foregoing shall not prohibit Parent or any other Noncompetition Party from (A) placing general advertisements for employees not directed at the Business and hiring or engaging any person in response to any such general advertisement, (B) engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf, or soliciting, hiring or engaging any person who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target the Business or (C) soliciting or hiring any such Covered Individual whose employment with Buyer or the Acquired Company, as applicable, has been terminated for at least 180 days. Buyer agrees that for one (1) year after the Closing Date, Buyer will not solicit or induce any person who (i) was not a Covered Individual on the Closing Date and (ii) is at or above the “Director” level to terminate his or her relationship with Parent or any of its subsidiaries; provided, however, that the foregoing shall not prohibit Buyer from (X) placing general advertisements for employees not directed at Parent and its subsidiaries and hiring or engaging any person in response to any such general advertisement, (Y) engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf, or soliciting, hiring or engaging any person who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target Parent and its subsidiaries, or (Z) soliciting or hiring any such employee or independent contractor whose employment with Parent or its subsidiaries has been terminated for at least 180 days.

For purposes of this Agreement, “Noncompetition Party” means Parent and any direct or indirect majority-owned subsidiaries of Parent while (but only while) such entity is a direct or indirect majority-owned subsidiary of Parent.

6.3 Disclosure Generally. Any information furnished in a particular section of the Disclosure Schedule shall be deemed to modify (or, as applicable, to constitute a disclosure for purposes of) (a) Parent’s representations and warranties that are contained in the corresponding section of Article II of this Agreement and (b) any other representations and warranties of Parent that are contained in Article II of this Agreement if the relevance of such information to such representations and warranties is reasonably apparent on its face. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the Ordinary Course of Business. For purposes of this Agreement, the terms “to Parent’s knowledge”, “known by Parent” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 6.3(a) to this

Agreement, after reasonable inquiry with respect to such matter of the person with primary responsibility for such matter, and shall not refer to the knowledge of any other person or entity. For purposes of this Agreement, the terms “to Buyer’s knowledge,” “known by Buyer” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 6.3(b) to this Agreement, after reasonable inquiry with respect to such matter of the person with primary responsibility for such matter, and shall not refer to the knowledge of any other person or entity.

6.4 Resignations. Effective upon the Closing, Parent shall cause all of its own employees, directors and attorneys and all of its subsidiaries’ employees, directors and attorneys to resign from the board of directors of the Acquired Company and from all positions as executive officers of the Acquired Company unless otherwise agreed by the Parties (which, for the avoidance of doubt, shall not constitute a resignation of employment).

6.5 Employee Benefit Plan Matters.

(a) Effective immediately prior to the Closing, Parent and the Acquired Company shall execute any documents necessary to effectuate the removal of the Acquired Company as a participating employer in the 401(k) plan maintained by Parent or one of its Affiliates (the “Parent 401(k) Plan”), and the Acquired Company shall not make any further contributions to the Parent 401(k) Plan with respect to any Acquired Company employees, other than (i) contributions made on behalf of such participants that are based on compensation earned before the Closing and (ii) any corrective contributions that relate to the period ending on the day before the Closing.

(b) Effective immediately prior to the Closing, (i) Parent and the Acquired Company shall execute any documents necessary to effectuate the removal of the Acquired Company as a participating employer in the respective health and welfare plans maintained by Parent or one of its Affiliates (the “Parent Health and Welfare Plans”) and (ii) any Acquired Company employees (and their eligible dependents and beneficiaries) who are enrolled in any of the respective Parent Health and Welfare Plans shall cease to be eligible for continued coverage under such plans, except to the extent such Acquired Company employees did not receive or accept an offer of employment with Buyer or is not otherwise transferring with the Business. For the avoidance of doubt, any claims incurred prior to the Closing under a Parent Health and Welfare Plan by an Acquired Company employee (or his or her dependent or beneficiary) shall be submitted and subject to the terms and conditions of the applicable Parent Health and Welfare Plan.

(c) Parent shall be responsible for providing COBRA continuation coverage to all (i) employees with respect to the Business (and their eligible dependents) who experience a COBRA qualifying event on or prior to the Closing and timely elect COBRA coverage and (ii) employees and former employees with respect to the Business (and their eligible dependents) who experience a COBRA qualifying event on or prior to the Closing, including any “M&A qualified beneficiary” (as defined in Treasury Regulation Section 54.4980-9, Q&A-4(a)), and who timely elect or elected COBRA continuation coverage.

6.6 Transitional Period for Corporate Names and Related Matters.

(a) Subject to the following sentence, Buyer shall cease all use of each Retained Mark (as defined below) upon the Closing. Buyer shall cause the Acquired Company to change its corporate or company name to eliminate use of the Retained Marks therefrom as promptly as possible (and in any event within five (5) Business Days) after Buyer obtains all necessary approvals for such name change from any applicable Governmental Entities, contractual counterparties and other relevant third parties, provided that in no event shall the corporate or company name of the Acquired Company include a Retained Mark after the first anniversary of the date hereof. Buyer shall use commercially reasonable efforts to obtain all such approvals as promptly as possible after the Closing. For purposes of this Agreement, “Retained Mark” means each trademark, trade name or logo (or any contraction, abbreviation or simulation thereof) of Parent or any of its Affiliates, other than those owned by the Acquired Company. For the avoidance of doubt (and without limiting the foregoing sentence), “Retained Mark” shall include each trademark, trade name or logo (or any contraction, abbreviation or simulation thereof) that includes the word or words “EverQuote”, “Eversurance” or “Crosspointe”.

(b) The licenses to use the Retained Marks set forth in this Section 6.6(a) shall not prohibit or limit Parent or any of its subsidiaries from using the Retained Marks (or any similar name or logo) during the term of the license or thereafter in any manner, except that, notwithstanding the foregoing, Parent and its subsidiaries shall not use the names “Eversurance” and “Crosspointe” during the Noncompetition Period in connection with performing any services prohibited by Section 6.2.

6.7 Transition Services.

(a) Services. During the Transition Support Period (as defined in Section 6.7(e)) and subject to the terms set forth in this Section 6.7, Parent (or an Affiliate of Parent designated by Parent for this purpose) shall provide, or cause such designated Affiliate to provide, to the Business the services set forth in Schedule 6.8 (individually, a “Service” and collectively, the “Services”) for the respective periods contemplated in Schedule 6.8, unless any such Service is earlier terminated by Buyer in accordance with Section 6.7(f).

(b) Level of Services. The Services shall be provided to the Business using Parent’s and its Affiliates’ existing assets and personnel (and Parent shall not be obligated to perform any Service that would require it or its Affiliates to acquire or use any other assets, equipment or software or employ, whether as employees or contractors, additional personnel) and shall be substantially similar in scope, quality and nature to those provided to, or provided on behalf of, the Business during the six months prior to the date hereof. Buyer agrees to use (and to cause the Acquired Company to use) the Services solely to the extent necessary to conduct the Business in the Ordinary Course of Business, consistent with past practice, and for substantially the same purposes and in substantially the same manner as Parent and the Acquired Company had used such Service to conduct the Business during the six months prior to the date hereof. Buyer shall (and shall cause the Acquired Company to) comply with any terms of use imposed on Parent or its Affiliates for the use of any third party software made available through the Services.

(c) Third Party Services. Parent shall have the right to engage the services of independent contractors, subcontractors, vendors or other third party providers to deliver or assist Parent and its Affiliates in the delivery of Services contemplated by this Section 6.7.

(d) Services Pricing. The Services shall be provided at no cost to Buyer for 60 days following the Closing. Thereafter, Buyer shall be charged the third-party costs and expenses incurred by Parent (or any of its Affiliates) on behalf of the Business in providing the Services. If Parent incurs costs or expenses on behalf of the Business as well as other businesses operated by Parent or its Affiliates in connection with the provision of such Services, Parent shall allocate any such costs or expenses in good faith between the relevant businesses exercising reasonable judgment. The costs and expense payable by Buyer pursuant to this Section 6.7(d) shall be exclusive of any sales, use, excise, VAT or similar Taxes now or hereinafter imposed on the performance or delivery of Services or the costs incurred in providing such Services. Any such Taxes imposed on the performance or delivery of Services or costs incurred in providing such Services shall be the responsibility of Buyer. Buyer shall pay all amounts due under this Section 6.7(d) no later than 30 days following receipt of an invoice.

(e) Unless earlier terminated in accordance with Section 6.7(f), this Section 6.7 shall begin in effect from the date hereof until the earlier to occur of (i) 180 days after the date hereof or (ii) the expiration of the last of the Services, as described in Schedule 6.7 (the “Transition Support Period”). Buyer understands that the Services provided hereunder are transitional in nature and are provided solely for the purpose of accommodating the transfer of the Business to Buyer. Buyer understands and agrees that neither Parent nor any of its Affiliates is in the business of providing the Services to third parties and that Parent shall be not obligated to continue (or to cause its Affiliates or any third party to continue), (a) any Service beyond the term of such Service (as set forth in Schedule 6.7) or (b) the Transition Support Period. During the Transition Support Period, Buyer agrees to work diligently and to use its commercially reasonable efforts to enable a transition to its own internal organization (or employ directly the services of contractors, subcontractors, vendors or other third party providers) for the provision of the Services and to reduce or eliminate its and its Affiliates’ dependency on Parent or any of its Affiliates’ or any of its or their respective third party providers’ provision of the Services as soon as is reasonably practicable.

(f) Early Termination. Any particular Service may be terminated prior to the expiration of such Service (as set forth in Section 6.7), by Buyer, provided that Buyer complies with the “Early Termination Notice Period” set forth in Schedule 6.7, after which notice period Parent shall cease (or cause its designated Affiliate to cease) providing such Service. Buyer shall also be responsible to Parent for any non-refundable or non-cancellable costs or expenses incurred prior to such early termination by or on behalf of Parent (or any of its Affiliates) in connection with the provision or anticipated provision of such Service.

(g) Relationship of the Parties. The parties shall for all purposes of this Section 6.7 be considered independent contractors with respect to each other, and neither shall be considered an employee, employer, agent, principal, partner or joint venturer of the other.

6.8 Release.

Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by Parent, Parent hereby irrevocably releases and forever discharges the Acquired Company and its past and present directors, managers, officers, members, partners, agents, employees and their respective successors, heirs, assigns, executors and administrators of or to the foregoing (collectively, the “Acquired Company Released Persons”), of and from any and all manner or causes of action and actions, claims, suits, debts, sums of money, setoffs, counterclaims, damages and judgments whatsoever, at law or in equity, which Parent has ever had, now has or which Parent hereafter can, will or may have, against the Acquired Company Released Persons, whether known or unknown, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Acquired Company and arising at any time at or prior to the Closing, and the Acquired Company Released Persons will not have any Liability with respect thereto. Notwithstanding anything to the contrary herein, Parent does not waive, release or discharge any Acquired Company Released Person from any amounts due, obligations owed or other covenant or agreement under the terms and provisions of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that (a) either Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall, if permitted by applicable law, advise the other Party and the other Party shall, if practicable, have the right to review such public disclosure prior to its publication) and (b) no such prior approval shall be required in connection with any press release or public disclosure by a Party or any subsidiary of a Party if the contents of such press release or public disclosure that relate to the transactions contemplated by this Agreement are limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement.

7.2 No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

7.3 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, the Acquired Company will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Parent and not of Buyer. From and after the Closing, the Acquired Company will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Buyer and not of Parent.

7.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto; the EverQuote Mutual Nondisclosure Agreement, dated as of June 14, 2023, by and between Parent and AdirVentures LLC; and the documents and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement.

7.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided, however, that either Party may, in its sole discretion, assign and delegate any of its rights, interests and obligations under this Agreement, in whole or in part, to any of its Affiliates, and Buyer may, in its sole discretion, assign and delegate any of its rights, interests and obligations under this Agreement, in whole or in part, (a) to any of its lenders as collateral security or (b) in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the Acquired Companies’ business, but no such assignment or delegation will relieve such Party of its obligations under this Agreement if such assignee does not perform such obligations.

7.6 Counterparts and Signature. This Agreement may be executed in two counterparts (including by facsimile or by an electronic scan or other electronic signature (including DocuSign) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

7.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) one (1) Business Day after it is sent by a reputable courier service guaranteeing delivery within one (1) Business Day, or (b) when delivered by email, which email must state that it is being delivered pursuant to this Section 7.8 and which notice will not be effective unless either (1) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7.8 or (2) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 7.8 or (c) on the date of delivery if delivered personally, in each case to the intended recipient as set forth below:

If to Buyer: MyPlanAdvocate Insurance Solutions, Inc. 460 West 50th North, Suite 500 Salt Lake City, UT 84101 Attention: Kyal Moody Email: kyal.moody@myplanadvocate.com

Copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

60 South Sixth Street, Suite 1500

Minneapolis, MN 55402

Attention: Jonathan Vessey; Soobin Kim

Email: jvessey@fredlaw.com; skim@fredlaw.com

If to Parent: EverQuote, Inc. 210 Broadway Cambridge, Massachusetts 02139 Attention: Julia Brncic Email: julia.brncic@everquote.com

Copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Telecopy: (617) 526-5000

Attention: Andrew R. Bonnes, Esq.

Email: andrew.bonnes@wilmerhale.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

7.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party against whom the waiver is to be effective. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay on the part of either Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.12 Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The Parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining equitable relief.

7.13 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.8. Nothing in this Section 7.13, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.

7.14 Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

7.15 Construction; Certain Definitions. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date of this Agreement” or “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural, and to the masculine as well as to the feminine and neuter, forms of such terms; (vii) references to a contract, agreement or other instrument, including this Agreement, mean such contract, agreement or other instrument as amended or otherwise supplemented or modified from time to time; (viii) references to a person or entity are also to its permitted successors and assigns; (ix) unless stated otherwise herein, references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (xi) references to a federal, state, local or foreign statute or law include any amendment thereof, any successor thereto and any rules, regulations and delegated legislation issued thereunder; (xii) “shall” and “will” mean “must”, and shall and will have equal force and effect and express an obligation; (xiii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing in visible form; and (xiv) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under United States generally accepted accounting principles in effect from time to time. When reference is made in this Agreement to information that has been “made available” to Buyer, that shall include information that was contained in Parent’s electronic data room no later than 1:00 p.m., Eastern Time, on July 31, 2023. The language used in this Agreement shall be deemed to be the language chosen (with the benefit of representation by legal counsel) by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. All terms defined in this Agreement shall have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day. Each day shall be deemed to end at 11:59 p.m., New York time, on the applicable day. Time shall be of the essence in this Agreement.

7.16 Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement.

7.17 Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PARENT:

EVERQUOTE, INC.

By:	/s/ Joseph Sanborn
Print Name:	Joseph Sanborn
Print Title:	Chief Financial Officer

BUYER:

MYPLANADVOCATE INSURANCE SOLUTIONS INC.

By:	/s/ Kyal Moody
Print Name:	Kyal Moody
Print Title:	President & Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]